Exhibit 4.17

BALLOON ADDENDUM	DCN: 753AE5030AC3CE5C00A0BDC6362B3C88	DATE 09/30/2021
DEBTOR'S NAME(S)		LENDER'S NAME
COOSA NURSING ADK, LLC		The Exchange Bank of Alabama
DEBTOR'S ADDRESS		LENDER'S ADDRESS
454 Satelllite Blvd NW Suwanee, GA 30024		PO Box 1100 Gadsden, AL 35902
NOTE NUMBER 577832	PRINCIPAL AMOUNT $5,146,391.81	RATE 3.9500%	MATURITY DATE 10/10/2026

COLLATERAL:

ALL ASSETS

513 Pineview Ave Glencoe, AL 35905

See exhibit "A" for legal description made a part hereof the same as if fully set out herein.

This loan is payable in full on the maturity date specified above. You must repay the entire principal balance of the loan and unpaid interest then due. The bank is under no obligation to refinance the loan at that time. You will, therefore, be required to make payment out of other assets that you may own, or you will have to find a lender, which may be the bank you have this loan with, willing to lend you the money. If you refinance this loan at maturity, you may have to pay some or all of the closing costs normally associated with a new loan even if you obtain refinancing from the same bank.

IN WITNESS HEREOF, the parties have affixed their signatures and seals this day.

DEBTOR'S SIGNATURE(S)

Brent Morrison,Manager of COOSA NURSING ADK, LLCBenjamin A Waites, Manager of COOSA NURSING ADK, LLC